Exhibit 5


                                 August 10, 2001


Superconductive Components, Inc.
1145 Chesapeake Avenue
Columbus, Ohio 43212

         Re:      Registration Statement on Form S-8
                  Superconductive Components, Inc.
                  1995 Stock Option Plan (the "Plan")

Ladies and Gentlemen:

         We have acted as counsel for Superconductive Components, Inc., an Ohio corporation ("Superconductive Components"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), filed by Superconductive Components with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of 600,000 shares of Superconductive Components Common Stock, without par value (the "Shares"), to be issued under the Plan.

         In connection with this opinion, we have examined such corporate records, documents, and other instruments of the registrant as we have deemed necessary.

         Based on the foregoing, we are of the opinion that the Shares will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the Plan.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                         Very truly yours,

                                         /s/ Porter, Wright, Morris & Arthur LLP

                                         PORTER, WRIGHT, MORRIS & ARTHUR LLP